SECURITIES AND EXCHANGE COMMISSION
Washington, DC 10549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2007

INDEPENDENT BANK CORPORATION
(Exact name of registrant as
specified in its charter)

Michigan (State or other jurisdiction of incorporation)	0-7818 (Commission File Number)	38-2032782 (IRS Employer Identification No.)

230 West Main Street Ionia, Michigan (Address of principal executive office)	48846 (Zip Code)

Registrant’s telephone number,
including area code:
(616) 527-9450

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01      Other Events

On May 31, 2007, Independent Bank Corporation, a Michigan corporation (the “Registrant”), and its trust subsidiary, IBC Capital Finance III, a Delaware statutory trust (the “Trust”), entered into a Purchase Agreement for the sale of $12,000,000 (in aggregate liquidation amount) of Floating Rate Trust Preferred Securities (liquidation amount $1,000 per preferred security) pursuant to the terms of an Amended and Restated Trust Agreement dated as of May 31, 2007 between the Registrant, Wilmington Trust Company, as Trustee, and the administrative trustees named therein. The payments of distributions on and redemption or liquidation of the Trust Preferred Securities are guaranteed by the Registrant pursuant to a Guarantee Agreement dated as of May 31, 2007 between the Registrant and Wilmington Trust Company, as Trustee.

Each Trust Preferred Security represents an undivided beneficial interest in the Trust and the only assets of the Trust are the $12,372,000 in aggregate principal amount of the Floating Rate Junior Subordinated Notes due 2037 issued by the Registrant (the “Notes”). The Registrant owns all of the Common Securities of the Trust. On May 31, 2007, the Trust and the Registrant completed the sale and issuance of the Trust Preferred Securities and the Notes, respectively. In connection with the issuance of the Notes, the Registrant entered into a Junior Subordinated Indenture dated as of May 31, 2007 (the “Indenture”) with Wilmington Trust Company, as Trustee.

The Registrant used a portion of the proceeds received in connection with this transaction to cause Gaylord Partners, Limited Partnership, a Michigan limited partnership (the “Partnership”), for which the Registrant acts as general partner, to redeem all preferred securities issued by the Partnership, effective May 31, 2007. As part of the redemption, the Registrant also retired the $1,161,615 Series A Junior Subordinated Debenture Due 2032 and the $3,888,885 Series B Junior Subordinated Debenture Due 2032 issued to the Partnership. The total redemption price for the preferred securities, including accrued and unpaid dividends through the redemption date, was $5,076,450.83. As a result of the redemption, the related Series A Junior Subordinated Debenture and the Series B Junior Subordinated Debenture, each dated May 30, 2002 and issued by North Bancorp, Inc. (predecessor-in-interest to the Registrant) ceased by their respective terms to be of any further effect as of May 31, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 31, 2007	INDEPENDENT BANK CORPORATION (Registrant) By /s/ Robert N. Shuster —————————————— Robert N. Shuster Executive VP and CFO

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